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                                  EXHIBIT INDEX


              EXHIBIT NO.     DESCRIPTION
              -----------     -----------
              (23)            Consents of experts and counsel:
                              (k) Consent of KPMG LLP




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To the Board of Directors
General Electric Capital Corporation

     We consent to incorporation by reference in the Prospectus Supplement for FGIC Securities Purchase, Inc. relating to the $140,000,000 principal amount plus interest Liquidity Facility in support of The City of New York General Obligation Taxable Adjustable Rate Bonds Fiscal 2002 Subseries A-9 and A-11 (the "Prospectus Supplement") of our report dated February 2, 2001 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report of Form 10-K of General Electric Capital Corporation.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

                                                   KPMG LLP

Stamford, Connecticut
October 24, 2001